EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

			36-Week	16-Week
			Period Ended	Period Ended
	Fiscal Year	Fiscal Year	October 1	January 22	Fiscal Year	Fiscal Year
	2006	2005	2004	2004	2003	2002
(dollars in thousands)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
EARNINGS CALCULATION:
Income before taxes	$26,277	22,810	5,547	(4,131)	26,624	(2,179)
Add Back: Fixed Charges	24,406	20,743	10,851	9,035	14,973	16,941
Calculated Earnings	50,683	43,553	16,398	4,904	41,597	14,762
EARNINGS SHORTFALL FOR RATIO OF 1.0				4,131		2,179
FIXED CHARGES CALCULATION:(A)

Interest expense(B)	23,806	20,310	10,518	8,902	14,540	16,508
Interest Expense portion of rental expense	600	433	333	133	433	433
	24,406	20,743	10,851	9,035	14,973	16,941
RATIO: EARNINGS/FIXED CHARGES	2.08	2.10	1.51	—	2.78	—

(A)          Fixed charges exclude capitalized interest; capitalized interest is zero.

(B)           Includes debt issue amortization costs

INTEREST EXPENSE PORTION OF RENTAL EXPENSE
Rental expense	1,800	1,300	1,000	400	1,300	1,300
Estimated Interest Cost	33%	33%	33%	33%	33%	33%
Calculated total	600	433	333	133	433	433